CONSULTING AGREEMENT

This Agreement is made and entered into effective February 15th, 2008 by and between L.G. Zangani, LLC (“LGZ”) and Rival Technologies, Inc (“COMPANY”).

1.  LGZ shall serve, on a non-exclusive basis, as a business development consultant to the company during the term of this Agreement, with purpose of exposing the Company to the Investment and Business Communities. Company acknowledges and agrees that LGZ will be serving other clients during the term of this Agreement and that the Company shall not be entitled to the exclusive time and attention of LGZ in the performance of its services hereunder.  LGZ agrees to use its best efforts and professional expertise in performing services for Company hereunder.  The Company further acknowledges and agrees that LGZ has the right to conduct such due diligence on Company as it deems necessary.  Company and any of its officers and agents agree to fully cooperate with LGZ with regard to such due diligence.  All information provided for distribution by Company will comply with the anti-fraud provisions of the federal securities laws.  LGZ will not issue any written statements without approval by Company and will retain in confidence any material nonpublic information disclosed to them by Company.

2.  The term of this Agreement shall commence on February15th, 2008 and end on August 15th, 2008.  The Agreement will automatically renew at the same terms and conditions if not canceled, in writing, on thirty days notice from the termination date. Notwithstanding anything to the contrary, LGZ may terminate this agreement at any time if in its opinion Company has provided or caused to be provided false or misleading information to LGZ.

3.  As compensation for consulting services hereunder, Company shall pay LGZ the sum of five thousand dollars ($5,000) for each month of services. Service payments are to be made prior to the commencement of services. If payment is not received by the 5th day of the service month, service will be stopped.

4.  LGZ shall also be entitled to a success fee of three percent (3%) per annum retained by COMPANY only if, as a result of LGZ providing the services, COMPANY commences a commercial or financial relationship with one or more Companies during the term of this Agreement or in the one (1) year following termination of this Agreement. Also, for the purposes of this Agreement, such efforts shall include introductions and referrals of any persons employed by any one of the Companies to COMPANY by LGZ. For greater clarity, the success fee shall only be payable if the aforementioned commercial relationship commences with one or more of the Companies within the term of the Agreement or within the one (1)  year following termination of this Agreement. The success fee referred to herein shall only be payable by COMPANY in respect of the consecutive five (5) calendar years following the commencement of the aforementioned commercial relationship to Leonardo Zangani and/or his  survivor(s).

5. In addition, Company shall issue to Leonardo G. Zangani options expiring at the close of business on August 15th, 2013, to purchase up to eighteen thousand (18,000) shares of Company’s Common Stock at an exercise price equal to the closing price of the common stock, the day prior to the signing or renewal of this contract. If the contract, between the parties, stays in place Leonardo G. Zangani will be granted three thousand (3,000) options for every 30 day period at a price equal to the closing price of the common stock the day before the renewal date. Said options shall be issued as of the date of this agreement and shall be subject to any stock split accomplished after that date and vested in the amount of three thousand (3,000) shares every 30 days for the life of the contract. In the event the contract is terminated, LGZ will be entitled to receive options until that date. The options shall be delivered within 10 days of the signing of the contract.

6.  By executing hereof, Leonardo G. Zangani hereby agrees and acknowledges that the warrants to be issued by Company hereunder, and the shares of Company Common Stock issuable upon exercise of such warrants, are being offered and will be issued without registration or qualification under federal and state securities laws, pursuant to applicable exemptions from such registration and qualification requirements.  In connection with the foregoing, Leonardo G. Zangani hereby represents and warrants to Company as follows:

(i)  By reason of his business and financial experience and knowledge, he has the capacity to evaluate the merits and risks of an investment in Company and to protect his interests in connection with the issuance of warrants, the exercise of warrants and the issuance of Common Stock in connection herewith.

(ii)  He is acquiring the warrants, and upon exercise of the warrants, will acquire shares of Common Stock for his own account and not with a view to the sale in connection with any distribution of Company’s securities.

(iii) He has received no offer of Company securities by any form of general solicitation or general advertising including, but not limited to, any advertisement, article, notice, or any other communication published in any newspaper, magazine, or similar medium or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(iv) He is an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.

(v) He will not offer, sell or otherwise transfer the warrants or the shares of Common Stock issuable upon exercise of the warrants unless such securities are registered or qualified under the Securities Act of 1933, as amended, and under relevant state securities laws, or an exemption from such registration or qualification requirements is applicable to such offer, sale or transfer.

7.  This Agreement contains the entire agreement and understanding of the parties concerning the subject matter hereof and supersedes and replaces all prior and contemporaneous negotiations, proposed agreements and agreements, whether written or oral.  This agreement may be amended or altered and rights hereunder may be waived only by a written instrument signed by the party to be bound thereby.

8.  This Agreement shall be interpreted in accordance with the laws of the State of New Jersey applicable to contracts that are negotiated, executed and performed wholly within said state and without regard to any choice of laws of principles applied under the laws of such state.  THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF THE APPROPRIATE FEDERAL OF STATE COURTS SITTING IN THE COUNTY OF HUNTERDON FOR ANY AND ALL DISPUTES ARISING UNDER THIS AGREEMENT AND THE PARTIES HEREBY WAIVE ANY AND ALL DEFENSES BASED ON PERSONAL JURISDICTION OF SUCH COURT.

9.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original and all of which together shall constitute one and the same agreement.

10. If during the term of this contract, negotiations, licensing or business development projects and/or talks have begun between COMPANY and a third party as a result of LGZ efforts, the contract terms will stay in place until said project has been completed or concluded.

In Witness hereof, the undersigned have executed this Agreement as of the 15th day of February, 2008.

L.G. Zangani, LLC

Rival Technologies, Inc.

By: /s/ Leonardo Zangani

                By: /s/Douglas B. Thomas

Leonardo Zangani

D.B. (Doug) Thomas

Partner

President & CEO

By signing this Agreement, Client certifies that no changes have been made to the electronic file delivered by LG Zangani, LLC without their knowledge and consent.